EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT, as dated November 16, 2017, between Hartford Funds NextShares Trust (the “Trust”) on behalf of a series of the Trust, Hartford Global Impact NextShares Fund (the “Fund”), and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement between the Trust, on behalf of the Fund, and the Adviser; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangement described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.              For the period commencing December 7, 2017 through February 28, 2019, the Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expenses, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, to the extent necessary to maintain net annual operating expenses specified at 0.85% for shares of the Fund.

2.              The reimbursement described in this Agreement is not subject to recoupment by the Adviser.

3.              The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trust on Form N-lA with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.              Unless noted otherwise, this Agreement shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term.

5.              This Agreement may be amended or modified by mutual consent of the Adviser and the Board of Trustees of the Trust at any time prior to the expiration date of the Agreement.

6.              This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD FUNDS NEXTSHARES TRUST

Name:	/s/ Laura S. Quade
Laura S. Quade
Title:	Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:	/s/ Gregory A. Frost
Gregory A. Frost
Title:	Chief Financial Officer